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                                                                                                                        EXHIBIT 12.1

                                        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           (In Thousands of Dollars, Except for Ratios)

                                                                                                                  FISCAL QUARTERS
                                                                                                                       ENDED
                                                                       FISCAL YEARS ENDED                       -------------------
                                                    --------------------------------------------------------    JUNE 5,     MAY 31,
                                                     2004        2003        2002        2001        2000        2004        2003
                                                    -------     -------     -------     -------     --------    -------     -------
Income/(loss) from continuing
     operations before income tax
     provision (benefit) and acumulative
     effect of accounting change                    $ 2,737     $ 2,900     $   734     $(4,979)    $(19,060)   $  (180)    $   564
Add Fixed Charges:
     Interest expense                                16,209      13,482      12,679      12,763       14,086      4,235       3,236
     Interest expense on operating leases               485         391         450         394          353        350         127
     Amortization of financing costs                    770         746         528         571          900        548         211
                                                    -------     -------     -------     -------     --------    -------     -------
          Total income (loss) as defined            $20,201     $17,519     $14,391     $ 8,749     $ (3,721)   $ 4,953     $ 4,138
                                                    =======     =======     =======     =======     ========    =======     =======

Fixed Charges:
     Interest expense                               $16,209     $13,482     $12,679     $12,763     $ 14,086    $ 4,235     $ 3,236
     Interest expense on operating leases               485         391         450         394          353        350         127
     Capitalized interest                               230          --          --          --           --                    211
     Amortization of financing costs                    770         746         528         571          900        548         211
                                                    -------     -------     -------     -------     --------    -------     -------
          Total fixed charges                       $17,694     $14,619     $13,657     $13,728     $ 15,339    $ 5,133     $ 3,785
                                                    =======     =======     =======     =======     ========    =======     =======
Ratio of earnings to fixed charges                     1.14        1.20        1.05        0.64        (0.24)      0.96        1.09



Additional income required to meet a 1.0 ratio:         n/a         n/a         n/a     $ 4,979     $ 19,060    $   180         n/a
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